Exhibit 1

Oi S.A. – In Judicial Reorganization CNPJ/MF No. 76.535.764/0001-43 NIRE 33.3.0029520-8 Publicly-Held Company

MATERIAL FACT

Oi S.A. - In Judicial Reorganization ("Oi" or the "Company"), pursuant to Article 157, Paragraph 4, of Law No. 6,404/76 and to CVM Instruction No. 358/02, and in addition to the Material Facts disclosed on March 9, 2018 and March 16, 2018, informs its shareholders and the market in general that it received on this date the final results of the recovery elections made by the Qualified Bondholders of the Company and its subsidiaries Oi Móvel S.A. – In Judicial Reorganization, Telemar Norte Leste S.A. - In Judicial Reorganization, Copart 4 Participações S.A. - In Judicial Reorganization, Copart 5 Participações S.A. - In Judicial Reorganization, Portugal Telecom International Finance BV - In Judicial Reorganization and Oi Brasil Holdings Coöperatief U.A. - In Judicial Reorganization (together, the "Recovering Entities") with respect to their respective credits, as provided for in the Judicial Reorganization Plan of the Recovering Entities (the "Plan").

Pursuant to these results, Qualified Bondholders holding bonds in the aggregate amount of US$ 8,462,921,552.92 (or the equivalent in reais or euros) have made recovery elections with respect to the credits represented by their respective bonds as provided in Clauses 4.3.3.2 et seq. of the Plan (Qualified Bondholders’ Unsecured Credits Option). The total dilution for existing shareholders resulting from the delivery of the package of financial instruments set forth in the aforementioned Clause of the Plan, in the context of the capital increase approved at the Board of Directors’ meeting held on March 5, 2018, will be 72.12% in case all the Qualified Bondholders take the necessary steps to participate in the Exchange Offer (as defined in the Amended and Restated Information and Election Solicitation Statement dated February 14, 2018 (the "Statement")) to be made to those Qualified Bondholders who have made valid recovery elections upon the satisfaction or waiver of certain conditions set forth in the Plan. This percentage is subject (i) to the results of such Exchange Offer and also (ii) to the results of the exercise of the preemptive rights by Oi’s current shareholders, and assumes that all such credits will be paid pursuant to Clause 4.3.3.2 of the Plan and that all bonds with respect to which valid recovery elections have been made are surrendered in the Exchange Offer.

Exhibit 1

The Company will keep its shareholders and the market informed of the development of the subject matter of this Material Fact.

Rio de Janeiro, April 11, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer